Exhibit 10.47

FC Stone Group

P.O. Box 4887

Des Moines, Iowa 50306-4887

Attention: Mr. Robert Johnson

Dear Mr. Johnson:

I am pleased to advise you that we have renewed the following facilities available to FC Stone, LLC, (i) $15,000,000 revolving line of credit (which was temporarily increased to $30,000,000 through June 30, 2007), the purpose of which is to provide overnight and intraday loans to finance commercial customers’ variation margin calls at the Chicago Board of Trade or the New York Mercantile Exchange, (ii) $375,000 stand-by letter of credit line and (iii) $5,000,000 revolving line of credit, the purpose of which is to provide loans to finance grain deliveries on the Chicago Board of Trade. Further, facilities (i) and (ii) described above will continue to be guaranteed by FC Stone Group, Inc.

Additionally, we have renewed the $5,000,000 revolving line of credit available to FC Stone Group, Inc., the purpose of which is to finance foreign customer margin positions, which will be secured by letters of credit in favor of Harris N.A. Usage of this facility will reduce the availability of the aforementioned $5,000,000 revolving delivery line, (iii) above, available to FC Stone, LLC.

These lines will be available subject to the terms of this letter, through January 31, 2008. The continued availability of these facilities during this term are, of course, subject to no material adverse changes in your financial condition and operating results that continue to be satisfactory to us.

These lines will be on a demand basis and nothing contained herein or in any of the loan documents shall be deemed to impair the demand nature of the facilities.

Borrowing under these lines of credit will bear a floating rate of interest as described in the loan documents. Interest will be payable on the last day of each month prior to demand and be computed on the basis of a year of 360 days for the actual number of days elapsed.

So long as aforementioned facility (i) is made available, you are to pay a facility fee of  1/4 of 1% per annum on the unused portion of the facility computed on the basis of 360 day year for the actual number of days elapsed and payable quarterly in arrears.

By your execution hereof you agree that you shall reimburse the Bank for all of its out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with the transaction contemplated hereby or in the enforcement of your obligations to us. In addition, you agree to indemnify and save us harmless from and against all liabilities, losses, costs and expenses incurred in connection with any action, suit or proceeding brought against us by any person which arises out of the transactions contemplated or financed hereby.

Dated as of this 1st day of February, 2007.		Very truly yours,

HARRIS N.A.

/s/ Linda C. Haven
Accepted and Agreed:		By:	Linda C. Haven
		Its:	Managing Director
FC STONE, LLC

/s/ Robert V. Johnson
By:	Robert V. Johnson
Its:	Exec. V.P. & C.F.O.